ASSET PURCHASE AGREEMENT


      This ASSET PURCHASE AGREEMENT (the "Agreement"), dated as of October 24, 2007, is made by and among C&D TECHNOLOGIES, INC., a Delaware corporation ("C&D" or "Seller") and CROWN BATTERY MANUFACTURING CO., an Ohio corporation ("CBMC" or "Buyer").


                                    RECITALS


      WHEREAS, subject to the terms and conditions hereof, Seller desires to sell, transfer and assign to Buyer certain assets of its Motive Power Division business (the "Motive Power Division Business"), including the assets of Seller's sales/service/distribution center operations located in Mississauga, Ontario, Canada, Buffalo, NY, USA and Santa Fe Springs, CA, USA (collectively, the "Facilities"), and Buyer desires to purchase from Seller such assets, with the exception of certain excluded assets, upon the terms and conditions and for the consideration hereinafter set forth, which consideration consists of cash and the assumption of certain liabilities.

      NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and mutual agreements herein contained, the parties hereto agree as follows:


                                    ARTICLE I
                           PURCHASE AND SALE OF ASSETS

      1.1 Purchase and Sale of Assets. Subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer, convey and deliver to Buyer, and Buyer will purchase, acquire and accept from Seller, at the Closing for the consideration hereinafter set forth in Section 1.4, all right, title and interest of Seller in and to the following listed assets, properties and rights in connection with the Motive Power Division Business (the "Purchased Assets"):

          (i) the real property leases and/or subleases listed in Schedule 1.1(i) which, together with Seller's structures, fixtures and other improvements thereon and the appurtenances thereto and all rights and privileges pertaining thereto, are hereinafter referred to as the "Real Property Leases";

          (ii) the machinery, equipment, telecommunications system, furniture, tools, supplies, hardware, spare parts and other tangible personal property listed in Schedule 1.1(ii), (hereinafter referred to collectively as the "Equipment");

          (iii) all finished battery inventory listed in Schedule 1.1(iii) (hereinafter referred to collectively as the "Inventory")(to be priced at Closing at FIFO book value);

          (iv) certain C-LINE specific manufacturing equipment listed in
Schedule 1.1(iv)(also referred to herein as "Equipment");

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          (v) electronic and hardcopy marketing and selling materials pertaining to the C-LINE, V-LINE, VELOCITY and LIBRA motive battery products and C&D motive battery chargers, including brochures, sales literature and other promotional material;

          (vi) Customer lists and sales transactions history for the C-LINE, V-LINE, VELOCITY and LIBRA motive battery products and C&D motive battery chargers for the twelve-month period prior to the date of this Agreement;

          (vii) any current technical materials and operation manuals relating to the Purchased Assets; and

          (viii) to the extent freely assignable, transferable or licensable, without the payment by Seller of additional fees and royalties, all rights and interests of Seller in and to the computer software programs and databases (and documentation related thereto) that are used exclusively at the Facilities but are not used by Seller in its operations in locations other than the Facilities, as listed in Schedule 1.1(viii) (the "Facilities Software").

      1.2 Excluded Assets. The following assets relating to the Motive Power Division Business and the Facilities (the "Excluded Assets") are not included in the Purchased Assets:

          (i) all claims of the Seller with respect to transactions occurring or arising prior to the Closing Date, including without limitation any rights or claims of the Seller with respect to any tax refund, carryback or carryforward or other credits to the Seller for periods ending on or prior to the Closing;

          (ii) all cash and cash equivalents held by the Seller as of the Closing;

          (iii) all accounts receivable, notes receivable and other receivables held by or of the Seller;

          (iv) all prepaid expenses and deferred charges relating to the Motive Power Division Business;

          (v) all refunds or rebates paid or payable by vendors or suppliers to Seller relating to purchases for the Facilities;

          (vi) any security deposit monies deposited by Seller pursuant to or in connection with the requirements of the Real Property leases;

          (vii) all trade names, trademarks or logos bearing the letters or marks "C&D" and "C&D Technologies";

          (viii) any assets of any employee benefit plan (including, without limitation, as defined in Section 3(3) of The Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Seller or for any employees of Seller;

          (ix) any property, casualty, workers' compensation or other insurance policy or proceeds or related insurance services contract relating to the Seller, and any rights of the Seller under any such insurance policy or contract, including, but not limited to rights to any cancellation value; and

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          (x) all other assets not specifically listed as a Purchased Asset in the Schedules to Section 1.1.

      1.3 Assumed Liabilities.

        (a) Except to the extent set forth in Section 1.3(b) below, at the Closing, Buyer will assume and agree to pay, satisfy and discharge when due in accordance with their respective terms the following obligations and liabilities (collectively the "Assumed Liabilities"):

          (i) all obligations and liabilities relating to the Purchased Assets, including the Real Property Leases to the extent that such obligations and liabilities did not arise, accrue or are not past due as of the date of Closing, and other contracts and commitments listed Sections 1.1(i) through 1.1(viii) or the Schedules thereto;

          (ii) all obligations and liabilities for or relating to the Transferred Employees (as defined in Section 7.1) for which Buyer is responsible under Article VII;

          (iii) all obligations and liabilities relating to purchase orders issued to or accepted by Buyer after the Closing in connection with the use of the Purchased Assets or the operation of a motive power business by Buyer; and

          (iv) all obligations and liabilities for federal, state and local taxes or assessments incurred or suffered by Buyer in connection with the use or purchase of the Purchased Assets or the operation of a motive power business by Buyer after Closing; and

          (v) any obligations and liabilities under any employment or consulting agreements executed prior to Closing for employees of Seller who are Transferred Employees;

          (vi) severance and/or separation pay or allowances for employees who are Transferred Employees.

        (b) Notwithstanding the provisions of Section 1.3(a) above, Seller is retaining, and Buyer is not assuming, any obligations and liabilities of Seller, except those provided for in Section 1.3(a) above. Without limiting the generality of the foregoing, except as otherwise set forth in this Agreement and subject to Section 1.3(a) above, Buyer is not assuming any obligations and liabilities for the following:

          (i) all obligations and liabilities for federal, state and local taxes or assessments incurred or suffered by Seller in connection with the use of the Purchased Assets or the operation of the Motive Power Division Business prior to the Closing;

          (ii) all obligations and liabilities relating to purchase orders issued to or accepted by Seller prior to the Closing in connection with the use of the Purchased Assets or the operation of the Motive Power Division Business prior to the Closing;

          (iii) all obligations and liabilities of Seller arising from a breach by Seller of any contract or agreement, including Material Contracts and Real Property Leases, prior to the Closing;

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          (iv) except to the extent expressly otherwise provided in Article VII hereof, any obligation and liability with respect to: (A) any worker's compensation or long-term disability for employees of Seller, whether or not such employees are Transferred Employees, if the claim arose prior to Closing;
(B) any pension costs for employees of Seller, whether or not such employees are Transferred Employees, relating to the period of employment prior to the Closing, or (C) any severance or separation pay or allowances for employees of Seller who are not Transferred Employees.

          (v) any obligations and liabilities under any employment or consulting agreements executed prior to Closing for employees of Seller who are not Transferred Employees;

          (vi) any warranty obligations of Seller under any product warranty for motive battery products manufactured, sold and delivered by Seller to third party purchasers;

          (vii) any obligations and liabilities of Seller for any inter-company interest payable and accounts payable; and

          (viii) any obligations and liabilities of Seller arising out of any action, suit, investigation or proceeding to the extent based upon an event occurring or a claim relating to the Purchased Assets and arising prior to the Closing.

      1.4 Purchase Price. The total purchase price for the Purchased Assets (the "Purchase Price"), shall be Two Million Seven Hundred and Seventy Eight Thousand Three Hundred and Sixty Eight Dollars ($2,778,368.00), which shall equal the total of the dollars amounts set forth in the Schedules to Section 1.1 hereof, payable to Seller as follows:

        (i) Three Hundred Thousand Dollars ($300,000)in cash at the Closing by electronic funds transferred to a deposit account with the financial institution specified by Seller in writing to Buyer no less than twenty-four (24) hours prior to the Closing; and

        (ii) Two Million Four Hundred and Seventy Eight Thousand Three Hundred and Sixty Eight Dollars ($2,478,368.00)for Inventory in cash within on or before January 31, 2008 by electronic funds transferred to a deposit account with the financial institution specified by Seller in writing to Buyer no less than twenty-four (24) hours prior to the Closing.

        The Purchase Price shall be subject to the adjustment as set forth in
Section 5.12.

                                   ARTICLE II
                               RELATED AGREEMENTS

      2.1 Related Agreements. In connection with the sale and purchase of the Purchased Assets, at or prior to the Closing, Seller and Buyer agree to enter into the following agreements:

          (i) Transfer Support. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit A hereto (the "Transfer Support Agreement"), whereby Seller will provide to Buyer, at Buyer's cost and expense, product engineering support and other services;

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          (ii) Lease Assignment and Assumption. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit B hereto (the "Lease Assignment and Assumption Agreement"), whereby Seller will assign to Buyer, and Buyer will assume the obligations of the Buffalo, NY, USA and Santa Fe Springs, CA, USA Real Property Leases;

          (iii) Mississuaga Facility Sublease. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit C hereto (the "Mississuaga Facility Sublease Agreement"), whereby Seller will sublease to Buyer the portion of the Mississuaga, Ontario Facility utilized by Seller's Motive Power Division business;

          (iv) Additional Equipment and Materials Purchase. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit D hereto (the "Equipment and Materials Purchase Agreement"), stating the pricing and other terms and conditions pursuant to which Buyer may purchase from Seller certain additional manufacturing equipment, raw materials, work-in-process, inventories, stores and supplies, wherever located, which are owned by Seller and are used exclusively in its Motive Power Division Business.

          (v) Trademark/Know-How License. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit E hereto (the "Trademark/Know-How License Agreement"), whereby Seller will grant Buyer license to manufacture and sell C-LINE battery products, and to sell V-Line and Velocity battery products for and in consideration of the payment of fees or royalties by Buyer to Seller;

          (vi) Purchase and Reseller Agreement. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit F hereto (the "Purchase and Reseller Agreement"), stating the pricing and other terms and conditions pursuant to which Buyer may purchase from Seller FERRO Chargers and LIBRA battery products manufactured by Seller and resell such products to Motive Power Division Business markets.

          (vii) Warranty Service. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit G hereto (the "Warranty Service Agreement"), stating the pricing and other terms and conditions pursuant to which Seller shall appoint Buyer, and Buyer shall provide warranty service, as the authorized warranty service provider for Seller-manufactured Motive Power Division Business batteries and chargers sold and delivered by Seller to third party customers prior to Closing.

          (viii) CPV Supply Agreement. Seller and Buyer shall enter into an agreement substantially in the form and on the terms set forth in Exhibit H hereto (the "CPV Supply Agreement"), stating the pricing and other terms and conditions pursuant to which Buyer shall manufacture for and supply to Seller, Seller's CPV battery products for Seller's sale of such products to its customers.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller represents and warrants to Buyer the following:


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      3.1 Organization, Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own all of its properties and assets, including, without limitation, the owned Purchased Assets and to carry on the Motive Power Division Business as it is presently being conducted. Seller is duly qualified and in each jurisdiction in which the conduct of its business or the ownership or leasing of its assets makes such qualification necessary, except in those jurisdictions where the failure to be duly qualified and in good standing would not have a material adverse effect on the Purchased Assets or the Motive Power Division Business.

      3.2 Authority Relative to this Agreement. Seller has all requisite corporate power and authority under its articles of incorporation and by-laws, each as amended to date, and applicable laws to execute and deliver this Agreement, the Related Agreements and every other agreement, instrument or document to be executed and delivered by it hereunder to which it is a party (collectively, the "Seller Documents") and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Seller of the Seller Documents, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Seller and no other corporate proceedings on the part of Seller are necessary with respect thereto. Assuming that Buyer has duly authorized the execution and delivery of the Seller Documents, this Agreement constitutes, and each of the other Seller Documents, when executed and delivered by Seller, will constitute, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as the same may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors' rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or law.

      3.3 Consents and Approvals. Except as set forth in Schedule 3.3, there is no requirement applicable to Seller to make any registration, qualification or filing with any Governmental Authority or any other third party as a condition to the lawful consummation by Seller of the transactions contemplated by the Seller Documents. No order, writ, injunction or decree has been issued, or is threatened to be issued, by any Governmental Authority governing or pertaining to the Purchased Assets, which would materially adversely affect the consummation of the transactions contemplated by the Seller Documents. Except as set forth in Schedule 3.3, there is no requirement that any party to an agreement to which Seller is a party or by which it is bound consent to the consummation of the transactions contemplated by the Seller Documents.

      3.4 Non-Contravention. Assuming that the consents and approvals set forth in Schedule 3.3 are obtained, the execution and delivery by Seller of this Agreement does not, and the execution and delivery by Seller of the Seller Documents at the Closing and consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the respective articles of incorporation or by-laws of Seller, (ii) result in a breach of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which any Seller is a party or by which Seller or any of the Purchased Assets may be bound, but excluding from the foregoing clauses (ii)

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and (iii) such defaults and violations which would not have a material adverse effect on the Purchased Assets).

      3.5 Environmental Matters. There are no pending or threatened claims arising under any Environmental Law with respect to or affecting the Purchased Assets or the Facilities. No Hazardous Materials (as hereinafter defined) have been generated, transported, used, disposed, stored or treated by the Seller in connection with the Purchased Assets or the Facilities in violation of any Environmental Law and, no Hazardous Materials have been released, discharged, disposed, placed or otherwise caused by Seller to enter the soil or water within any of the Facilities. Except as set forth in Schedule 3.5, none of the Facilities contains any friable asbestos or friable asbestos-containing material. For purposes of this Section 3.5, (i) "Hazardous Material" shall mean any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which poses a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law; (ii) "Environmental Law" shall mean any environmental law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level.

      3.6 Licenses and Permits. Except as set forth in Schedule 3.6, Seller has obtained all material Licenses and Permits required for the lawful operation of the Purchased Assets. No complaint or notice of a violation of any such License or Permit has been received by Seller or, to the knowledge of Seller, recorded or published, and no proceeding is pending or, to the knowledge of Seller, threatened, to revoke, cancel, rescind, modify, or refuse to renew or limit any of the Licenses and Permits.

      3.7 Compliance with Laws. Except as set forth in Schedule 3.7 or identified in Schedule 3.5, and in addition to the representations and warranties contained in Section 3.5 relating to Environmental Matters, those contained in Section 3.6 relating to Licenses and Permits and those contained in
Section 3.10 relating to Real Property Leases, Seller has, operated the Purchased Assets in substantial compliance with all applicable laws, rules, regulations, codes, plans, policies, guidelines, injunctions, orders, rulings, judgments or decrees of any Governmental Authority, applicable to the Purchased Assets including, without limitation, (i) the Occupational Safety and Health Act of 1970, as amended, (ii) Environmental Laws, and (iii) those related to antitrust and trade matters, civil rights, zoning and building codes, public health and safety, worker health and safety and labor and nondiscrimination, the failure to comply with which would reasonably be expected to materially and adversely affect the Purchased Assets. Seller is not subject to any governmental or private litigation or proceedings involving a demand for damages or other liability under Environmental Laws and none are threatened or anticipated. Furthermore, except as is disclosed in Schedule 3.5 or Schedule 3.7, Seller has not received any citation, notice of fine, penalty or unsatisfied abatement obligation, notice or orders or other written or oral communication alleging any presently unresolved non-compliance with any of the aforementioned laws, regulations, policies, guidelines, orders, judgments or decrees or which may require cleanup or other remedial work, and no action, suit, proceeding, hearing, investigation, charge, complaint, demand, or notice has been filed or commenced against Seller alleging any failure so to comply and, to the knowledge of Seller, none are threatened or anticipated. Seller has timely filed all material reports required to be filed by it under applicable Environmental Laws. Seller has not stored or used any pollutants, contaminants or hazardous or toxic wastes, substances or materials in violation of any Environmental Law under which the Facilities and the Purchased Assets are

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subject. Seller has not buried, dumped, disposed, spilled or released any
Hazardous Materials on, beneath or about the Facilities in violation of Environmental Laws that have not yet been resolved with the applicable Governmental Authority and, except as disclosed in Schedule 4.5, no releases of Hazardous Materials have occurred at, on, under or from the Real Property in a manner which would reasonably be expected to require response or other corrective action under any applicable Environmental Law.

      3.8 Litigation. Except as set forth in Schedule 3.8, there are no material actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Seller, threatened against Seller, or relating to the Purchased Assets, whether at law or in equity and whether civil or criminal in nature, before any Governmental Authority or arbitral panel, nor are there any judgments, decrees or orders of any such Governmental Authority or arbitral panel outstanding against Seller which have, or, if adversely determined, would reasonably be expected to have a material adverse effect on the Purchased Assets, or which seek to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of any of the Seller Documents, nor does Seller know of any reasonable grounds for any such claim, action, suit, proceeding or investigation.

      3.9 Title to Purchased Assets. Except as set forth in Schedule 3.9, Seller is the sole lawful owner of, and has good and valid record and marketable title collectively to, the owned Purchased Assets, and at Closing, Seller will have the full right to sell, convey, transfer, assign and deliver all of its right, title and interest in the Purchased Assets owned by it or in which it has an interest and will have such power without any restrictions of any kind whatsoever. Except for restrictions and other encumbrances described in Schedule
3.9 or Schedule 3.10(c) and the Assumed Liabilities, all of the Purchased Assets are free and clear of any security interests, liens, claims, charges, options, mortgages, debts, leases (and subleases), conditional sales agreements, title retention agreements (collectively, "Encumbrances"), and there are no filings in any registry of deeds in any jurisdiction or under the Uniform Commercial Code or similar statute in any jurisdiction showing Seller as mortgagor or debtor which create or perfect or which purport to create or perfect any Encumbrance in or on any of the Purchased Assets. Except as set forth in Schedule 3.9 or
Schedule 3.10(c), all leases of personal property of Seller to be assigned to the Buyer (or its designees) hereunder are valid and binding in accordance with their respective terms, and there is not, under any of such leases, any existing default or any condition, event or act, which with notice or lapse of time, or both, would constitute a material default or an event of default. Except as set forth in Schedule 3.9, none of the Facilities Software, and no use by Seller thereof infringes upon or violates any patent, copyright, trade secret or other proprietary right of any other person, and no claim with respect to any such infringement or violation is threatened.

      3.10 Real Property.

      (a) Schedule 1.1(i) includes a complete and accurate description of the Real Property Leases.

      (b) There are no pending or, to Seller's knowledge, contemplated eviction, condemnation or eminent domain proceedings that might reasonably be expected to affect the Real Property Leases.

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      (c) Except as set forth in Schedule 3.10(c), there are no leases, subleases, licenses, covenants, options, easements, concessions, or other agreements, written or oral, recorded or unrecorded, granting to any party or parties the right of use or occupancy of any portion of the Real Property subject to the Real Property Leases.


      3.11 Material Contracts. Schedule 3.11 sets forth a complete and correct list of each contract, agreement or commitment of Seller relating to the Purchased Assets other than the Real Property Leases:

          (i) which, if breached, would reasonably be expected to affect, materially and adversely, the Purchased Assets;

          (ii) which relates to the Purchased Assets and extends more than one year from the date hereof and is not cancelable on 30 days' notice;

          (iii) which provides for the sale, lease or transfer of any interest in, after the date hereof and other than in the Ordinary Course of Business, of any of the Purchased Assets.

          Each of the foregoing is referred to in this Agreement as a "Material Contract." Except as set forth in Schedule 3.11, all of the Material Contracts are in full force and effect, no Material Contract has been breached and, to the knowledge of Seller, no event has occurred which, with or without the giving of notice or the passage of time or both, would constitute a default by any party thereto.

     3.12 Labor Matters.

        (a) Schedule 3.12(a) sets forth a complete and correct list of each labor or collective bargaining agreement, employment contract and independent contractor agreements to be assumed by Buyer covering Employees and independent contractors of the Business.

        (b) Except as set forth in Schedule 3.12(b), Seller has not received notice of any allegation of unfair labor practices, or of the institution or, to the knowledge of Seller, threatened institution of any grievance or arbitration proceedings or of any material violation of agreements, statutes and governmental regulations relating to employment practices at the Facilities that remain unresolved or that have resulted in a grievance arbitration decision or a written settlement agreement during the period of five years preceding the execution of this Agreement. Except as set forth in Schedule 3.12(b), Seller has not committed any unresolved violation of the federal Fair Labor Standards Act or any other law dealing with such matters at the Facilities.

        (c) Since January 1, 2006, Seller has not experienced at the Facilities any strike, labor dispute, work stoppage, slow-down or lockout, or any other event adversely affecting employee relations and there are no such actions pending or threatened.

        (d) Except as set forth in Schedule 3.12(b) or (d), there are no unresolved, existing, or to Seller's knowledge, potential, claims by any one or more of the Transferred Employees or former employees under any applicable occupational health or safety, equal employment opportunity, or discrimination

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statutes or laws relating to employment at the Facilities and there have been no claims that have resulted in a grievance arbitration decision or a written settlement agreement with respect to the foregoing during the period of five years preceding the execution of this Agreement.

      3.13 [Reserved]

      3.14 Taxes.

        (a) Except as listed in Schedule 3.14(a), all real property and personal property taxes, penalties and interest and related charges currently due with respect to the Purchased Assets have been paid by Seller. All water and sewage and other municipal charges and assessments, and any interest and/or penalties thereon, which are currently due with respect to the Facilities or any of the Equipment have been paid. Except for the sale of the Purchased Assets by Seller and purchase of the Purchased Assets by Buyer pursuant to this Agreement or any of the Related Agreements, this Agreement will not result in the imposition of any personal property, sales tax or other similar tax upon the transfer of any of the Purchased Assets, by any federal, state or local taxing authority.

        (b) With regard to the Facilities and the Purchased Assets, except as set forth in Schedule 3.14(b), Seller has timely paid and to the Closing Date will have timely paid, all Taxes due and payable on or before such date.

      3.15 Insurance. Schedule 3.15 sets forth the insurance coverage (and deductibles relating thereto) currently maintained by Seller relating to the Purchased Assets. All premiums with respect thereto have been paid, and Seller has not received any unresolved notice of cancellation or threatened cancellation of insurance covering any of the Purchased Assets. All such policies are in full force and effect and provide insurance, including, without limitation, liability insurance, in such amounts and against such risks and liability claims as is customary for companies engaged in similar businesses to that of Seller, to protect the employees, properties, assets of the Purchased Assets and the Business.

      3.16 Undisclosed Liabilities. Except as disclosed in this Agreement and except for the Assumed Liabilities, at the Closing there will be no material liabilities of Seller which would create an Encumbrance on, or result in a lien on, the Purchased Assets (whether absolute, accrued, contingent or otherwise, and whether due or to become due).

      3.17 Product Warranty. Each Inventory product manufactured, sold, and delivered by Seller to Buyer has been manufactured, sold and delivered in substantial conformity with all applicable all express and implied warranties granted by Seller, and Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand giving rise to any Liability) for replacement thereof or other damages in connection therewith, except as subject to any guaranty, warranty, or other indemnity provided in Seller's standard terms and conditions of sale. Schedule 3.17 includes copies of applicable Inventory product warranties and the standard C&D terms and conditions of sale for products manufactured, sold or delivered by Seller (containing applicable guaranty, warranty, and indemnity provisions).

      3.18 Finders. No broker, finder or investment banker is entitled to any fee or commission from Seller for services rendered on behalf of Seller in

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connection with the transactions contemplated by this Agreement, and Seller shall be solely responsible for, and shall indemnify Buyer from and against, any Liability with respect to any and all commissions, fees, and other charges arising out of any claimed retention by Seller of a broker or finder in connection with the transactions contemplated hereby except to the extent said party was engaged by or dealt with Buyer.

      3.19 Disclosure. To the best of Seller's knowledge and belief, none of the information furnished by Seller to Buyer in connection with the representations and warranties contained in this Article III or the transactions contemplated by this Agreement or the Related Agreements contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not materially misleading which would have a material adverse effect on the Purchased Assets.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer represents and warrants to Seller the following:

      4.1 Organization, Qualification. (a) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio and has the requisite power and authority to own all of its properties and assets and to carry on its business as it is presently being conducted.

      4.2 Authority Relative to this Agreement. Buyer has all requisite corporate power and authority under its articles of incorporation and by-laws, each as amended to date, and applicable laws to execute and deliver this Agreement, the Related Agreements and every other agreement, instrument or document to be executed and delivered by it in hereunder to which it is a party (collectively, the "Buyer Documents") and to consummate the transactions contemplated hereby and to perform its obligations hereunder. The execution, delivery and performance by Buyer of the Buyer Documents, and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Buyer and no other corporate proceedings on the part of Buyer are necessary with respect thereto. Assuming that Seller has duly authorized the execution and delivery of the Seller Documents, this Agreement constitutes the valid and binding obligations of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or law.

      4.3 Consents and Approvals. Except as set forth in Schedule 4.3, there is no requirement applicable to Buyer to make any registration, qualification or filing with any Governmental Authority or any other third party as a condition to the lawful consummation by Buyer of the transactions contemplated by the Buyer Documents. No order, writ, injunction or decree has been issued, or is threatened to be issued, by any Governmental Authority which would materially adversely affect the consummation of the transactions contemplated by the Buyer Documents. Except as set forth in Schedule 4.3, there is no requirement that any party to an agreement to which Buyer is a party or by which it is bound consent to the consummation of the transactions contemplated by the Buyer Documents.

      4.4 Non-Contravention. Assuming that the consents and approvals set forth in Schedule 4.3 are obtained, the execution and delivery by Buyer of this Agreement does not, and the consummation of the transactions contemplated hereby and thereby will not, (i) violate or result in a breach of any provision of the Certificate of Incorporation or by-laws of Buyer, or (ii) result in a breach of, or constitute (with due notice or lapse of time, or both) a default (or give rise to any right of termination, cancellation or acceleration or otherwise be in conflict with or result in a loss of contractual benefits) under the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer, or the business conducted by Buyer, may be bound, excluding from the foregoing clauses (i) and (ii), such defaults and violations as would not have a material adverse effect on the business or properties of Buyer.

      4.5 Litigation. Except as set forth in Schedule 4.5, there are no material actions, suits, claims, investigations or proceedings (legal, administrative or arbitrative) pending or, to the knowledge of Buyer, threatened against Buyer, whether at law or in equity and whether civil or criminal in nature, before any Governmental Authority, nor are there any judgments, decrees or orders of any such Governmental Authority outstanding against Buyer which seek to prevent, restrict or delay consummation of the transactions contemplated hereby or fulfillment of any of the conditions of this Agreement or the Related Agreements, nor does Buyer know of any reasonable grounds for any such claim, action, suit, proceeding or investigation.

      4.6 Finders. No broker, finder or investment banker is entitled to any fee or commission from Buyer for services rendered on behalf of Buyer in connection with the transactions contemplated by this Agreement, and Buyer shall be solely responsible for, and shall indemnify Seller from and against any liability in respect of any and all commissions, fees, and other charges arising out of any claimed retention by Buyer of a broker or finder in connection with the transactions contemplated hereby except to the extent said party was engaged by or dealt with Seller.

      4.7 Disclosure. To the best of Buyer's knowledge and belief, none of the information furnished by Buyer to Seller in connection with the representations and warranties contained in this Article IV or the transactions contemplated by this Agreement or the Related Agreements contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements and information contained therein not materially misleading.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

      5.1 Confidentiality. Seller and Buyer agree to be bound by the terms of the Non-Disclosure Agreement by and between Seller and Buyer dated May 5, 2007, except to the extent that any information otherwise deemed to be confidential is required to be disclosed to obtain consents and approvals required hereunder. The Non-Disclosure Agreement shall survive (i) the execution of this Agreement notwithstanding any merger clause contained herein and (ii) the Closing.

      5.2 Taxes and Recording Fees. All real property taxes and special assessments payable in respect of any of the Real Property, Equipment, and Inventory transferred in connection with the transactions contemplated hereby shall be prorated between the parties on the basis of actual days elapsed between the commencement of the current fiscal tax year and up to and including the Closing Date, based on a 365-day year.

      5.3 Proration of Lease Payments, Utility Charges and Other Payments. All rent accrued on any of the Leases and any utility or similar charge of the Facilities relating to the period prior to the Closing Date will be the liability of Seller. Any installment of rent due on any of the Leases and any utility or similar charge payable with respect to the period in which the Closing occurs shall be prorated between the parties hereto on the basis of the actual number of days applicable to pre-Closing and post-Closing occupancy or use.

      5.4 Allocation of Purchase Price. The parties shall use reasonable efforts to agree to the allocation of the Purchase Price among the various assets that constitute the Purchased Assets, and upon such agreement, the parties shall execute IRS form 8594 in connection therewith. Each of the parties shall respect such agreed upon allocation for all tax purposes and shall file all returns and other documents with all taxing authorities on a basis consistent therewith.

      5.5 Bulk Sales Laws. Notwithstanding the provisions of Article XI, Seller will indemnify and hold harmless Buyer from any and all claims made by creditors of Seller relating to provisions of the "bulk sales laws" of any state or other jurisdiction which may be applicable to the transactions contemplated hereby and from all costs (including reasonable attorneys' fees) incurred in the defense of any claims made under such laws.

      5.6 Materials Received After Closing. Following the Closing, Buyer may open all mail, telegrams and other communications and packages received at the Facilities' addresses which are addressed to Seller and deal with the contents thereof in its discretion to the extent that the contents thereof relate to the Purchased Assets. Buyer agrees to deliver to Seller and to treat confidentially all other such material it receives which are addressed to Seller and does not relate to the Purchased Assets or the Assumed Liabilities.

      5.7 Retention of Books and Records. For a period of seven years after the Closing, the parties shall retain their books or records relating to the Purchased Assets and the Assumed Liabilities. After such seven-year period, any party shall provide not less than forty-five (45) nor more than ninety (90) days' prior written notice to the other parties of any proposed destruction or disposition of any such books and records. If the recipient of such notice desires to obtain any of the documents to be destroyed or disposed of, it may do so by notifying the sender of such notice, in writing, at any time prior to the scheduled date for such destruction or disposal. The notice must specify the documents which the requesting party wishes to obtain. The parties shall then promptly arrange for the delivery of such documents. All out-of-pocket costs associated with the delivery of the requested documents shall be paid by the requesting party.

      5.8 Expenses. Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, attorneys', accountants' and outside advisers' fees and disbursements, will be paid by the party incurring such costs and expenses.

      5.9 Public Announcements. The parties will consult with one another before issuing any press releases or otherwise making any public statements with respect to this Agreement and the Related Agreements and the transactions contemplated hereby and thereby and will not issue any such press release or make any such public statement without the consent of the other party unless such action is required by law or by the SEC.

      5.10 Efforts to Consummate. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable commercial efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate, as promptly as practicable, the transactions contemplated hereby, including, but not limited to, filing all such reports, notifications and other filings pursuant to federal, state, local or governmental regulation and obtaining all necessary consents, waivers, authorizations, orders, approvals, Licenses and Permits, licenses and/or waivers of third parties, whether private or governmental, required of it to enable it to comply with the conditions precedent to consummating the transactions contemplated by this Agreement and the Related Agreements. Seller agrees to cooperate fully, and to cause its officers and employees to cooperate fully, with Buyer and its officers, auditors, legal counsel, investment bankers and their legal counsel in connection with the financing of the transactions contemplated hereby. Each party agrees to cooperate fully with each of the other parties in assisting them to comply with the provisions of this Section 5.10 and Seller agrees to take such steps as may be necessary to remove any liens, mortgages, charges, pledges, security interests or other Encumbrances (other than Permitted Exceptions) which affect the Purchased Assets. The term "Permitted Exceptions" as used in this Agreement means (a) statutory liens for current taxes or assessments not yet due or delinquent; (b) mechanics', carriers', workers', repairers' and other similar liens arising or incurred in the Ordinary Course of Business relating to obligations as to which there is no default on the part of Seller, provided that the same shall be fully discharged of record before the Closing; (c) such other liens, imperfections in title, charges, easements, restrictions and encumbrances which are set forth on Schedule 3.9 and do not in the aggregate impair the value of the Purchased Assets by more than Twenty Five Thousand Dollars ($25,000). Notwithstanding the foregoing, no party hereto shall be required to initiate any litigation, make any payment or incur any economic burden and, except for a payment otherwise then required to be made by it, to obtain any consent, waiver, authorization, order or approval. If, despite its efforts, any party is unable to obtain any consent, waiver, authorization, order or approval, and such failure to obtain such consent, waiver, authorization, order or approval would have a material adverse effect on the Purchased Assets, the other party may terminate this Agreement and shall have no liability therefor, except as is provided in Section 12.2.

      5.11 Further Assurances. Seller and Buyer will use reasonable commercial efforts to implement the provisions of this Agreement and the Related Agreements, and for such purpose, at the request of any party (or Buyer's designees) will, at or after the Closing, without further consideration, promptly execute and deliver such additional documents as the requesting party may reasonably deem necessary or desirable in order to consummate more effectively the transactions contemplated hereby and thereby to vest in Buyer title to the Purchased Assets free and clear of any liens, changes, pledges, security interests or other Encumbrances.

      5.12 Inventory Adjustment. The book value of the Inventory included in the

Purchased Assets at the Closing Date shall be $2,478,368.00 (the "Target Value"). The Purchase Price will be adjusted to the benefit of Buyer or Seller, dollar for dollar, to the extent that the value of the Inventory as of the Closing, as reported in the Final Closing Inventory Statement (as defined below), is more or less than the Target Value (the "Inventory Adjustment").

      (a) Closing Inventory Statement.

      (i) Seller shall deliver to Buyer a statement setting forth the value of the Inventory as of the Closing (the "Closing Inventory Statement"), which Closing Inventory Statement Seller shall use its best efforts to deliver within five (5) business days after the Closing Date, but shall deliver no later than ten (10) business days after the Closing Date. The Closing Inventory Statement shall be prepared in accordance with the current accounting practices of the Motive Power Division Business. Representatives of Buyer shall be entitled to observe and review the preparation of the Closing Inventory Statement to whatever extent Buyer may elect.

      (ii) The Closing Inventory Statement shall be reviewed by Buyer, and Buyer may, during the fifteen (15) business day period following the receipt by Buyer of the Closing Inventory Statement, propose such adjustments (if any) as shall in its judgment be required to cause the Closing Inventory Statement to properly reflect the value of the Inventory as of the Closing in the manner provided in this Section 5.12. In the event that Buyer and Seller are unable to agree upon any such proposed adjustments within ten (10) business days after they have been proposed by Buyer as aforesaid then, in such event, the adjustments in dispute shall be submitted to the accounting firm of KPMG (the "Arbitrator") for its consideration and resolution; the fees of the Arbitrator, the decision of which shall be final and binding upon Buyer and Seller, shall be paid one-half by each of said parties. The Closing Inventory Statement shall become final and binding upon the parties, (A) if Buyer does not propose any adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof by Buyer or fifteen (15) business days after the delivery thereof to Buyer, or (B) if Buyer proposes adjustments thereto in accordance with the terms hereof, on the earlier of the date of written acceptance thereof (as so adjusted) by Buyer and Seller or the date of the receipt by Buyer and Seller of the decision of the Arbitrator as to any adjustments submitted to it for resolution. The Closing Inventory Statement, in the form in which it becomes final and binding upon Buyer and Seller as aforesaid, is hereinafter referred to as the "Final Closing Inventory Statement". The Final Closing Inventory Statement shall be delivered by Seller to Buyer within five (5) business days after it becomes binding upon Buyer and Seller as aforesaid.

      (b) Adjustment of the Purchase Price.

      (i) If the value of the Inventory as set forth on the Final Closing Inventory Statement is greater than the Target Value, Buyer shall pay to Seller, within five (5) business days following the delivery by Seller to Buyer of the Final Closing Inventory Statement, cash in immediately available funds in an amount equal to such difference.

      (ii) If the value of the Inventory as set forth on the Final Closing Inventory Statement is less than the Target Value, Seller shall pay to Buyer, within five (5) business days following the delivery by Seller to Buyer of the Final Closing Inventory Statement, cash in immediately available funds in an amount equal to such difference.

                                   ARTICLE VI
                                    COVENANTS

      6.1 Transition. Neither Seller nor Buyer will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the businesses related to the Purchased Assets and the Related Agreements from maintaining the same business relationships with the Buyer after the Closing as it maintained with Seller prior to the Closing.

      6.2 Covenant Not To Compete.

        (a) Seller will not:

      (i) except as is required for Seller to fulfill any customer purchase orders accepted by Seller prior to the Closing Date, compete (as defined below) with Buyer, during the five (5) year period commencing on the Closing Date, with respect to motive batteries for electric forklift truck applications. The term "compete" as used herein means to own, manage, operate or engage in a business involving the manufacture, converting, marketing, improvement, development, production, sale or otherwise, of any the types of batteries and applications specified above, throughout North America (Canada, Mexico and the United States), directly or indirectly, either as a proprietor, partner, operator, agent, broker, licensor, licensee, joint venturer, or in any other capacity or means whatsoever; provided, however, that Seller shall not be deemed to "compete" as defined herein if either (a) all or substantially all of the capital stock or assets of Seller is acquired by an entity that has a business which engages in the manufacture or sale of motive batteries that may include electric forklift truck applications, or (b) Seller purchases the capital stock or assets of an entity that engages in the business of the manufacture or sale of motive batteries provided that such motive business does not include the manufacture or sale of motive batteries for electric forklift truck applications; and

      (ii) during the one (1) year period commencing on the Closing Date, without Buyer's prior written consent, solicit, hire or employ any person employed by Buyer or its affiliates. Buyer will not, without Seller's prior written consent, during the period described above, solicit, hire or employ any person employed by Seller or its affiliates.

      (b) The parties agree that the restrictions contained in this Section 6.2 are a reasonable and necessary protection of the immediate interests of the Buyer or Seller and any violation of these restrictions would cause substantial injury to the Buyer or Seller. It is the desire and intent of the parties that the provisions of Section 6.2(a) shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any portion or portions of Section 6.2(a) shall be adjudicated to be invalid or unenforceable, Section 6.2(a) shall be deemed amended to delete therefrom the portion or portions thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such portions of such Sections in the particular jurisdiction in which such adjudication is made. If there is a breach or threatened breach of any of the provisions of Section 6.2(a) of this Agreement, Buyer or Seller shall be entitled to an injunction restraining such breach. Nothing herein shall be construed as prohibiting Buyer or Seller from pursuing any other remedies for such breach or threatened breach.

                                   ARTICLE VII
                         EMPLOYEES AND EMPLOYEE MATTERS

      7.1 Transferred Employees. (i) Seller has delivered to Buyer a list of all of the employees of Seller who are employed at the Facilities, the "Facilities Employees", and a list of Motive Power Division Business Regional Sales Manager employees, "Sales Employees" (each, also referred to as an "Employee" and collectively, as the "Employees") as of the most recent date for which such information is available. Buyer shall offer employment to all Facilities Employees effective no later than the Closing Date. Buyer shall offer employment to selected Sales Employees effective no later than the Closing Date. To the extent any Employees are subject to a collective bargaining agreement, the process for Buyer to offer employment to Employees who are subject to a collective bargaining agreement after the Closing shall be in accordance with the terms and conditions of the applicable collective bargaining agreements. Such offers of employment shall be conditioned upon the execution by the Employee of a release of Seller of any severance obligations to the Employee. Such Employees who are offered employment by Buyer and elect to become employees of Buyer are hereinafter referred to as "Transferred Employees" and shall be deemed to have become employees of Buyer as of the time the Closing becomes effective. The list of Transferred Employees is appended hereto in Schedule 7.1.

      (ii) Buyer represents to Seller that it does not intend to implement a "plant closing" or a "mass layoff" as those terms are defined in the WARN Act at or in respect of the Facility within ninety (90) days of the Closing Date. Buyer shall be responsible for and shall indemnify and hold harmless Seller from any and all claims or liability under the WARN Act arising from (a) a breach of Buyer's agreement with respect to hiring contained in Section 7.1(i) or (b) a "plant closing" or "mass layoff" in violation of the WARN Act occurring after the Closing Date.

      7.2 Employee Benefit Plans.

        (i) Buyer will establish employee benefit plans and programs and will permit each salaried Employee and each hourly Employee who becomes a Transferred Employee and who is not covered by a collective bargaining agreement to participate in such employee benefit plans and programs. The Transferred Employees' accrual of benefits under plans and programs covering employees of Buyer shall be based solely on their service with Buyer after the Closing.

        (ii) No assets or Liabilities with respect to Transferred Employees shall be transferred, as a result of this Agreement, from any of Seller's employee benefit plans applicable to the Employees of the Business to any plan maintained or established by Buyer, and Seller shall retain all obligations to fund or otherwise provide benefits accrued by Transferred Employees under its benefit plans prior to the Closing, except as otherwise expressly provided herein. Benefits under the plans retained by Seller shall be payable to the Transferred Employees pursuant to the terms of such plans and shall constitute the only benefits to which the Transferred Employees are entitled with respect to their service with Seller prior to the Closing, except as otherwise expressly provided herein, provided nothing in this sentence shall be deemed an assumption of Liabilities by the Buyer as to Transferred Employees.

        (iii) Buyer will assume Seller's obligations under any collective bargaining agreements listed in Schedule 3.12(a) with respect to Transferred Employees covered by one or more of such agreements to the extent that the collective bargaining agreements relate to services rendered for Buyer by Transferred Employees after the Closing. For purposes of applying the terms and conditions of such collective bargaining agreements, the employment of each Transferred Employee shall be deemed to be continuous, and without interruption resulting from the termination by Seller and rehiring by Buyer contemplated under this Agreement, provided nothing in this sentence shall be deemed an assumption of pre-Closing Liabilities by Buyer as to Transferred Employees. Buyer will establish such benefit plans and arrangements as may be mutually agreed upon by Buyer and the collective bargaining representatives of the Transferred Employees.

      7.3 Worker's Compensation. Buyer will assume the responsibility for all worker's compensation claims made by Transferred Employees arising from events occurring after the Closing and Buyer will indemnify Seller for such claims, and Seller shall indemnify Buyer for any claims made against Buyer for events occurring prior to the Closing. Seller will retain the responsibility (including claims administration) for all worker's compensation claims made by its employees or former employees (whether or not Transferred Employees) that arise from events that occur before the Closing or events otherwise occurring while the Employees are employed by Seller and Buyer shall indemnify Seller for claims made against Seller for events occurring after the Closing.

      7.4 Severance and Vacation Pay.

      (a) Seller will pay severance pay as required under Seller's existing severance pay programs to all eligible Employees who are not Transferred Employees and are otherwise continued in the employ of Seller, and shall indemnify Buyer for severance or other claims made against Buyer by Employees who are not Transferred Employees. Buyer shall reimburse Seller for severance pay paid by Seller to any Employee who is hired by Buyer within ninety (90) days after the Closing.

      (b) With respect to Transferred Employees, Buyer will be a successor of Seller solely with respect to, and will credit each such Transferred Employee, with any and all accrued vacation time that must be used during such Transferred Employee's current year of employment with Seller prior to the Closing and that has not been previously used by such Transferred Employee. The term "current year of employment" in the foregoing sentence shall mean the current calendar year for the Transferred Employees. Seller will pay to severed Employees (who are not Transferred Employees) all unpaid vacation pay accrued prior to the Closing and shall indemnify Buyer for any claims made by such employees for unpaid vacation pay (or any other employee benefit(s) accrued as of the Closing) without regard for the limitations set forth in Section 11.4. Thereafter, Seller will have no liability for vacation pay for Transferred Employees except as set forth in this Article VII.

      7.5 Other Liabilities Relating to Employees. Except to the extent otherwise specifically provided in this Article VII, Buyer shall not assume any obligations or Liabilities with respect to (i) any pension plan, welfare plan, retiree medical expenses, or other employee benefit plan or program relating to any present, former or retired employee of Seller, (ii) any severance or separation obligation which may result from the consummation of the transactions contemplated by this Agreement and Seller shall indemnify Buyer for any claims by Employees for such payments; or (iii) any other liabilities or obligations arising from the employment of Employees through the consummation of the Closing (whether or not Transferred Employees).

      7.6 Administration. Buyer and Seller will each make its appropriate employees available to the other at such reasonable times as may be necessary for the proper administration by the other of any and all matters relating to employee benefits, employee grievances and worker's compensation claims affecting the Employees and former employees of Seller (whether or not Transferred Employees). If, as a result of the transactions contemplated by this Agreement, reports are required to be filed with respect to any of Seller's benefit plans, Seller will file such reports.

                                  ARTICLE VIII
                       CONDITIONS TO OBLIGATIONS OF BUYER

      The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived by Buyer in writing, to the satisfaction at or prior to the Closing of each of the following conditions:

      8.1 Representations and Warranties. The representations and warranties of Seller contained in Article III of this Agreement together with and subject to the Schedules thereto, and any other documents executed by or on behalf of Seller from and after the date hereof, including, but not limited to, the Related Agreements through the Closing pursuant to this Agreement, shall be true and complete as of the date of this Agreement and as of the Closing, as if made on and as of such date.

      8.2 Performance of this Agreement. Seller shall have complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it and prior to the Closing and shall deliver to Buyer at the Closing a certificate to that effect signed by its Chairman or President.

      8.3 Corporate Authorization. All corporate action required to be taken by Seller in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Buyer and Buyer shall have received such originals or copies of such documents as it may reasonably request.

      8.4 Consents and Approvals. The consents, authorizations, orders, approvals or waivers of Governmental Authorities and of individuals or business entities listed in Schedule 8.4 which Seller is required to obtain in order to be able to assign or otherwise transfer the Purchased Assets to shall have been obtained and all waiting periods specified by law with respect thereto shall have expired or terminated.

      8.5 Injunction, Litigation. No order, injunction, decree or judgment of any court or Governmental Authority having jurisdiction shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement or the Related Agreements, or which would limit or affect the ability of Buyer to own or control the Purchased Assets or to operate the Facilities, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or Governmental Authority seeking to prohibit, delay or otherwise prevent or challenging the validity of the transactions contemplated by this Agreement or the Related Agreements.

      8.6 Related Agreements, Documents and Instruments. Seller shall have duly executed and delivered the Related Agreements. Seller shall have delivered all Schedules and other disclosures required to be delivered pursuant to the provisions of this Agreement. Seller shall have executed and delivered such bills of sale, and other instruments of assignment and transfer in proper form to effect the transfer and assignment of the Purchased Assets in accordance with the provisions of this Agreement and such other documents, certificates or instruments to be delivered hereunder.

      8.7 Payment of Transfer Taxes. Seller shall have paid or provided for payment of its portion of all transfer taxes payable upon the transfer of the Equipment hereunder.

      8.8 No Material Adverse Change. There shall not have occurred since the date of the execution of this Agreement, any material adverse change (i) in the condition or operations of the Purchase Assets or (ii) in the capacity of Seller to own or operate the Purchased Assets in a manner consistent with past practice.

                                   ARTICLE IX
                       CONDITIONS TO OBLIGATIONS OF SELLER

      The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject, to the extent not waived by Seller in writing, to the satisfaction at or prior to Closing of each of the following conditions:

      9.1 Representations and Warranties. Except for changes contemplated by this Agreement, the representations and warranties of Buyer contained in Article IV of this Agreement shall be true and complete as of the date of this Agreement and as of the Closing as if made on and as of such date.

      9.2 Performance of this Agreement. Buyer shall have complied in all material respects with all of its obligations under this Agreement and Buyer shall have delivered to Seller a certificate to that effect signed by its duly authorized officer(s).

      9.3 Corporate Authorization. All corporate action required to be taken by Buyer in connection with the transactions contemplated by this Agreement shall have been taken, all documents incident thereto shall be reasonably satisfactory in substance and form to Seller and Seller shall have received such originals or copies of such documents as it may reasonably request.

      9.4 Consents and Approvals. The consents, authorizations, orders, approvals or waivers of Governmental Authorities and of individuals or business entities listed in Schedule 9.4 which Buyer is required to obtain in order to be able to assign or otherwise transfer the Purchased Assets to shall have been obtained and all waiting periods specified by law with respect thereto shall have expired or terminated.

      9.5 Injunction, Litigation. No order of any court or Governmental Authority shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement and the Related Agreements and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any such court or Governmental Authority seeking to prohibit or delay or challenging the validity of the transactions contemplated by this Agreement or the Related Agreements.

                                    ARTICLE X
                                     CLOSING

      10.1 Time and Place of Closing. The closing (the "Closing") shall take place at a location mutually agreed upon in writing by Buyer and Seller at 9:00 a.m. local time on the later of (i) October 24,, 2007, (ii) the next business day after which the last of the closing conditions is fulfilled or waived, or
(iii) such other date as may be mutually agreed upon by the parties in writing (the "Closing Date"). If the Closing takes place, the Closing and all of the transactions contemplated by this Agreement and the Related Agreements shall be deemed to have occurred simultaneously and become effective as of 6:00 a.m. on the Closing Date.

      10.2 Deliveries by Seller. At the Closing, Seller shall deliver to Buyer and/or its designees the following:

          (i) properly endorsed title certificates transferring the motor vehicles which are a part of the Purchased Assets to Buyer or its designees;

          (ii) a bill of sale and assignment conveying to Buyer title to the Equipment and Inventory, free and clear of Encumbrances other than Permitted Exceptions in form reasonably acceptable to Buyer;

          (iii) evidence that the corporate action described in Section 8.3 has been taken; and

          (iv) copies of the consents required by Section 8.4.


      10.3 Deliveries by Buyer. At the Closing, Buyer shall deliver to Seller the following:

          (i) cash in the amount of the Purchase Price in immediately available funds as set forth in Section 1.4(i);

          (ii) an instrument of assumption of the Assumed Liabilities executed by Buyer in form and substance reasonably acceptable to Seller;

          (iii) evidence that the corporate action described in Section 9.3 has been taken; and

          (iv) copies of the consents required by Section 9.4.


      10.4 Deliveries by Seller and Buyer. At the Closing, Seller and Buyer shall each execute and deliver to the other duly executed copies of the Related Agreements.

                                   ARTICLE XI
                                 INDEMNIFICATION

      11.1 Indemnification by Seller. Subject to the limitations contained in this Article XI, Seller will indemnify, defend and hold Buyer and its directors, officers, employees, successors, assigns and representatives (collectively, "Buyer Indemnified Parties") harmless from any and all Liabilities asserted against, resulting from or incurred, suffered or paid, directly or indirectly, by Buyer Indemnified Parties, arising out of or relating to:

          (i) any misrepresentation contained in or breach of, any covenant, representation or warranty made by Seller in any of the Seller Documents; provided, however, that indemnification for any violation(s) of the representations and warranties set forth in Sections 3.5 and 3.7 relating to Environmental Laws shall be made only to the extent the aggregate of all such violations shall exceed the sum of Fifty Thousand Dollars ($50,000) (the "Basket"), and, in such event, indemnity shall be made only for the actual cost of such violations in excess of the Basket; and the foregoing Basket shall apply to any matter constituting a violation of Sections 3.5 and 3.7 regardless of which subsection of this Section 11.1 is asserted to give rise to Seller's duty to indemnify;

          (ii) the breach of any agreement or undertaking of Seller contained in any of the Seller Documents;

          (iii) any Liability or obligation of Seller (whether absolute, accrued, contingent or otherwise and whether a contractual or other type of Liability, obligation or claim) not assumed by Buyer pursuant to this Agreement;

          (iv) except for the Assumed Liabilities, any claims of creditors of Seller against the Purchased Assets or Buyer's title to the Purchased Assets (including any Liability of Seller that becomes a Liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law);

          (v) except to the extent Buyer is responsible for the following Liabilities under this Agreement, any claims by or on behalf of current or former employees of Seller arising out of employment with Seller prior to the consummation of the Closing: (a) for wages, compensation, or benefits of any type under any Employee Benefit Plan; (b) on account of any alleged or actual contractual or other commitment of Seller to such employees; (c) on account of any work-related injuries or illnesses occurring or contracted prior to the consummation of the Closing, including, without limitation any refusal to rehire claim related thereto; (d) on account of any strike, work stoppage, slowdown, unfair labor practice allegation or finding, grievance proceedings, discrimination or hiring claims, or other controversies involving issues of employment, benefits, hiring practices, or any other aspect of the employer-employee relationship or any similar event or condition relating to personnel or employment relations matters occurring prior to the consummation of the Closing; and/or (e) under any workers' compensation, worker health or safety, equal employment opportunity, or discrimination statutes or laws of any type or description;

          (vi) any claims for sales and use taxes or any other Taxes made against Buyer on account of the consummation of the transaction contemplated by this Agreement, or on account of the Business or operations conducted at the Facilities prior to Closing;

          (vii) except for the Assumed Liabilities, any operations or activities of Seller in connection with ownership or use of the Purchased Assets by Seller prior to the Closing;

          (viii) except for the Assumed Liabilities, any action, suit or proceeding commenced before or after the Closing based on an event occurring or a claim accruing prior to the consummation of the Closing relating to Seller or the Purchased Assets;

          (ix) except to the extent Buyer is responsible for the same under this Agreement, any claim, Liability, Taxes, tax lien, or Encumbrance arising from or with respect to taxes owing on or relating to the Purchased Assets for periods prior to the Closing.


      11.2 Indemnification by Buyer. Subject to the limitations contained in this Article XI, Buyer will indemnify and hold Seller and its directors, officers, employees, successors and assigns (collectively, "Seller Indemnified Parties") harmless from any and all Liabilities asserted against, resulting from or incurred, suffered or paid, directly or indirectly, by Seller Indemnified Parties, arising out of or relating to:

          (i) any misrepresentation contained in or breach of any covenant, representation or warranty made by Buyer in this Agreement or the Related Agreements;

          (ii) the breach of any agreement or undertaking of Buyer contained this Agreement or the Related Agreements;

          (iii) the failure of Buyer to pay and perform any obligation or liability specifically assumed by it pursuant to the terms of this Agreement;

          (iv) any claims by or on behalf of Transferred Employees arising out of employment by Buyer after the consummation of the Closing: (a) for wages, compensation, or benefits of any type under any employee benefit plan; (b) on account of any alleged or actual contractual or other commitment of Buyer to such Transferred Employees; (c) on account of any work related injuries or illnesses occurring or contracted after the consummation of the Closing, including, without limitation any refusal to rehire claim related thereto; (d) on account of any strike, work stoppage, slowdown, unfair labor practice allegation or finding, grievance proceedings, discrimination or hiring claims, or other controversies involving issues of employment, benefits, hiring practices, or any other aspect of the employer-employee relationship or any similar event or condition relating to personnel or employment relations matters; (e) under any Workers' Compensation, worker health or safety, equal employment opportunity, or discrimination statutes or laws of any type or description; and/or (f) retiree medical benefits for Transferred Employees who retire from the employment of Buyer, which benefits are claimed to have vested or accrued as a result of such Employees' employment by Seller or its predecessors;

          (v) any operations or activities of Buyer in connection with ownership or use of the Purchased Assets after the Closing; and

          (vi) any and all actions, suits, proceedings, demands, claims, assessments, judgments, fines, penalties, costs, damages, losses, charges, and expenses (including reasonable attorneys' fees, court costs and disbursements) that Seller may suffer, sustain, incur, or become subject to arising out of, based upon, resulting from, or incident to the foregoing.

      11.3 Third Party Claims. The obligations and liabilities of a party from which indemnification is sought (an "Indemnifying Party") to a party seeking indemnification (an "Indemnified Party") under this Article XI with respect to any claim, action, suit, proceeding or demand at any time instituted against or made upon an Indemnified Party for which such Indemnified Party may seek indemnification hereunder (a "Legal Action") resulting from the assertion of liability by those not parties to this Agreement (including governmental claims for penalties, fines and assessments) shall be subject to the following conditions:

          (i) the Indemnified Party shall give prompt written notice to the Indemnifying Party of the nature of the Legal Action and the amount thereof to the extent known; provided, however, that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder unless such failure materially and adversely affects the Indemnifying Party;

          (ii) if any Legal Action is brought by a third party against an Indemnified Party, the Legal Action shall be defended by the Indemnifying Party by counsel of its own choice subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld. So long as the Indemnifying Party notifies the Indemnified Party in writing within fifteen (15) days after the Indemnified Party has given notice of the Legal Action, the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Liabilities the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Legal Action, and such defense shall include all appeals or reviews which counsel for the Indemnifying Party shall deem appropriate. Until the Indemnifying Party shall have assumed the defense of any such Legal Action, or if the Indemnified Party shall have reasonably concluded that there are likely to be defenses available to the Indemnified Party that are different from or in addition to those available to the Indemnifying Party (in which case the Indemnifying Party shall not be entitled to assume the defense of such Legal Action and the defense may be handled by the Indemnified Party), all legal or other expenses reasonably incurred by the Indemnified Party shall be borne by the Indemnifying Party;

          (iii) in any Legal Action initiated by a third party and defended by the Indemnifying Party (w) the Indemnified Party shall have the right to be represented by co-advisory counsel and accountants, at its own expense, (x) the Indemnifying Party shall keep the Indemnified Party fully informed as to the status of such Legal Action at all stages thereof, whether or not the Indemnified Party is represented by its own counsel, (y) the Indemnifying Party shall make available to the Indemnified Party, and its attorneys, accountants and other representatives, all books and records of the Indemnifying Party relating to such Legal Action and (z) the parties shall render to each other such assistance as may be reasonably required in order to ensure the proper and adequate defense of such Legal Action; and

          (iv) in any Legal Action initiated by a third party and defended by the Indemnifying Party, the Indemnifying Party shall not make any settlement of any claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld. Without limiting the generality of the foregoing, it shall not be deemed unreasonable to withhold consent to a settlement involving injunctive or other equitable relief against the Indemnified Party or its assets, employees or business.

      11.4 Limitations on Indemnification. Notwithstanding the foregoing provisions of this Article XI, Seller shall not be liable under Section 11.1

(i) and (ii) and Buyer shall not be liable under Section 11.2 (i) and (ii) unless and until, and only to the extent that, the aggregate amount of liability under such Sections exceeds Fifty Thousand Dollars ($50,000) and thereafter the Indemnified Party shall be entitled to indemnification thereunder in an aggregate amount not to exceed Five Hundred Thousand Dollars($500,000); provided, however, that with respect to Seller's other obligations pursuant to Sections 11.1 and 5.12(b), and Buyer's other obligations pursuant to Section
11.2 and 5.12(b), (i) there shall be no minimum and no maximum amount for which either Seller or Buyer shall be liable to indemnify the other, and (ii) any amount paid by Seller to Buyer, or by Buyer to Seller under such Sections shall not be included in, and shall be separate and apart from, the Five Hundred Thousand Dollar ($500,000) limitation on indemnification. Nothing in this
Section 11.4 shall be deemed to limit Buyer's or Seller's rights to seek injunctive relief pursuant to Sections 6.2(a) and (b)."

      11.5 Survival, Investigation. The representations and warranties of the parties contained in this Agreement shall survive any investigation by any party and shall not terminate until the fifth anniversary of the Closing Date (the "Survival Date") at which time they shall lapse. Notwithstanding the provisions of the preceding sentence, (i) any representation or warranty in respect of which indemnification may be sought under Sections 11.1(i) or 11.2(i) shall survive the Survival Date if written notice, given in good faith, of the specific breach thereof is given to the Indemnifying Party prior to the Survival Date, whether or not liability has actually been incurred and (ii) any claim for which indemnification can be sought under Sections 11.1(vi) and (ix) shall survive until the expiration of any applicable statute of limitations thereupon.

      11.6 Exclusive Remedy. Except as provided in Section 6.2(b), the sole and exclusive remedy for any breach of this Agreement, including without limitation, any misrepresentation, breach of covenant or warranty, and for any claim, loss, damages, or Liabilities relating to, arising out of or otherwise in connection with such breach, shall be the right of indemnification as and to the extent set forth in this Article XI, and in all events subject to all of the limitations herein, Buyer and Seller waive any and all other remedies available to it at law or in equity (except as provided in Section 6.2(b)). Without intending to suggest any exception to the exclusivity of the foregoing indemnification remedy, and subject to Section 6.2(b), in the event that Buyer or Seller shall seek to recover any loss, damage, or Liability from the other party under any theory of recovery other than the indemnification as provided in this Article XI, the parties hereby agree that the limitations and protections afforded to an Indemnifying Party by the provisions of Sections 11.4, 11.5, and 11.6 shall be equally applicable to any claim sought to be recovered under such theory. The foregoing sentence shall not be applicable to any claim for breach of any provision of Article VI. This Section 11.6 shall survive any termination of this Agreement.

      11.7 Waiver. No Indemnified Party shall be entitled to indemnification pursuant to this Article XI with respect to or for (i) punitive, exemplary, special or consequential damages, including damages for lost profits, unless such damages are owed pursuant to a judgment, arbitration award or settlement agreement requiring the payment of such damages by the Indemnified Party to a third party or (ii) any matters attributable to the acts or omissions of, or on behalf of, or consented to in writing by, such Party. Any Indemnified Party's right to indemnification pursuant to this Article XI shall be reduced by the net amount of all insurance or other third party indemnification proceeds actually received by the Indemnified Party. An Indemnified Party shall be required to use its commercially reasonable efforts to collect any such insurance or other third party indemnification proceeds, but shall not be obligated to commence or threaten any litigation or other proceeding, terminate or threaten to terminate its business relationship with any insurer, or incur any material obligation or liability in order to collect such proceeds. The Indemnifying Party shall be subrogated to the rights of the Indemnified Party with respect to any claims the Indemnified Party may have against insurers or third parties to the extent of any indemnification payments made by the Indemnified Party pursuant to this Agreement.

                                   ARTICLE XII
                        TERMINATION, AMENDMENT AND WAIVER

      12.1 Termination. This Agreement may be terminated at any time prior to the Closing:

          (i) by mutual consent of the Boards of Directors or Executive Committees of Seller and Buyer.

          (ii) by Seller if there has been a material breach by Buyer of a representation, warranty or agreement contained herein or if any condition contained in this Agreement which must be met by Buyer becomes impossible to fulfill within a reasonably short period of time;

          (iii) by Buyer if there has been a material breach by Seller of any representation or warranty or agreement contained herein or if any condition contained in this Agreement which must be met by Seller or any of the conditions contained in Article VIII have not been met or, becomes impossible to fulfill within a reasonably short period of time; and

          (iv) by Seller or Buyer if the Closing has not occurred by 5:00pm p.m., October 24, 2007.

      12.2 Effect of Termination. If this Agreement is terminated as provided in
Section 12.1, it shall become wholly void and of no further force and effect and there shall be no further liability or obligation on the part of any party hereto except to pay such expenses as are required of it, but such termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a material breach of a representation, warranty or agreement made by another party hereto.

      12.3 Amendment. This Agreement, the Related Agreements and the Schedules hereto may be amended at any time prior to Closing provided that any such amendment is approved in writing by each of the parties hereto. All representations and warranties which are true and correct as modified and approved in writing by the party to whom the representation and warranty is made shall be deemed true and correct for the purposes of Sections 8.1 and 9.1.

      12.4 Extension, Waiver. At any time prior to the Closing any party to this Agreement which is entitled to the benefits thereof may (i) extend the time for the performance of any of the obligations of another party hereto, (ii) waive a breach of a representation or warranty of another party hereto, or (iii) waive compliance of another party hereto with the Agreement or conditions contained herein. Any such extension or waiver shall be valid if set forth in a written instrument signed by the party giving the extension or waiver.

                                  ARTICLE XIII
                               GENERAL PROVISIONS

      13.1 Notices. All notices required to be given hereunder shall be in writing and shall be deemed to have been given if (i) delivered personally, (ii) delivered via one-day overnight courier, (iii) transmitted by telefax, or (iv) mailed by registered or certified mail (return receipt requested and postage prepaid) to the following listed persons at the addresses and telefax numbers specified below, or to such other persons, addresses or telefax numbers as a party entitled to notice shall give, in the manner hereinabove described, to the others entitled to notice:

               (a) If to Seller to:

                      C&D Technologies, Inc.
                      1400 Union Meeting Road
                      Blue Bell, PA 19422-0858
                      Attention:  General Counsel
                      Telefax No.: 215-619-7816



               (b) If to Buyer to:

                      Crown Battery Manufacturing Company
                      1445 Majestic Drive, P.O. Box 990
                      Fremont, Ohio 43420-0990
                      Attention: Hal Hawk
                      Telefax No.: (419) 334-7416


If given personally or transmitted by telefax, a notice shall be deemed to have been given when it is received. If given by one-day overnight courier, notice hall be deemed to have been given on the next business day following delivery to the courier. If given by mail, it shall be deemed to have been given on the third business day following the day on which it was posted. Notices and other communications given by attorneys for Seller and Buyer shall be deemed given by, respectively, Seller and Buyer.

      13.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

      13.3 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      13.4 Waiver. No waiver of any of the provisions hereof shall be effective unless in writing and signed by the party to be charged with such waiver. No waiver shall be deemed a continuing waiver or waiver in respect of any subsequent breach or default, whether of similar or different nature, unless so expressly stated in writing.

      13.5 Modification. This Agreement may not be orally cancelled, changed, modified or amended, and no cancellation, change, modification or amendment shall be effective or binding, unless in writing and signed by all of the parties to this Agreement.

      13.6 Severability. If any provision of this Agreement is found to be void or unenforceable by a court of competent jurisdiction, the remaining provisions of this Agreement shall nevertheless be binding upon the parties with the same effect as though the void or unenforceable part had been severed and deleted.

      13.7 Stricken Words or Phrases. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated had never appeared in this Agreement.

      13.8 Number and Gender. All terms and words used in this Agreement, regardless of the number or gender in which they are used, shall be deemed to include any other number and any other gender as the context may require.

      13.9 Miscellaneous. This Agreement, the Related Agreements and all Schedules hereto and the other Seller Documents and the instrument of Assumption to be delivered at the Closing by Buyer (i) constitute the entire agreement of the parties as to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; (ii) are not intended to and shall not confer upon any other person or business entity, other than the parties hereto, any rights or remedies with respect to the subject matter hereof; (iii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; and (iv) shall not be assigned by operation of law or otherwise without the prior written consent of the parties hereto; provided, however, that (a) Buyer may, upon written notice to Seller, assign its right to purchase hereunder, in part, to Crown Battery of Canada Limited without the prior written consent of Seller and (b) Seller may, upon written notice to Buyer, assign any of its rights, interests or obligations hereunder to any wholly-owned subsidiary of Seller; provided further, however, that no assignment shall limit or affect the assignor's obligations hereunder. Any attempted assignment or transfer in violation of this Section 13.9 shall be void.

      13.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Pennsylvania. Buyer and Seller hereby expressly consent to the jurisdiction of the courts of the Commonwealth of Pennsylvania with respect to any action or proceeding between Buyer and Seller with respect to this Agreement or any rights or obligation of such party pursuant to this Agreement and each of Buyer and Seller agrees that the venue shall lie in Philadelphia County, Pennsylvania. Each party to this Agreement waives trial by jury in any such action or proceeding and consents to the service of process in any such action or proceeding in the manner provided for notices and other communications in Section 13.2.

                                   ARTICLE XIV
                                   DEFINITIONS

      14.1 Definitions. The following terms, as used herein, have the following meanings:

"Arbitrator" has the meaning set forth in Section 5.12(a). "Assumed Liabilities" has the meaning set forth in Section 1.3. "Basket" has the meaning set forth in
Section 11.1(i). "Buyer Indemnified Parties" has the meaning set forth in
Section 11.1. "Buyer" has the meaning set forth in the introductory paragraph of this Agreement.
"Closing" has the meaning set forth in Section 10.1. "Closing Date" has the meaning set forth in Section 10.1.
"Closing Inventory Statement" has the meaning set forth in Section 5.12(a)(i). "Compete" has the meaning set forth in Section 6.2.
"Dollars" or "dollars" as used in the Agreement and the Related Agreements shall mean the dollar denomination of currency of the United States. "Employee" has the meaning set forth in Section 7.1.
"Encumbrances" has the meaning set forth in Section 3.9. "Environmental Law" has the meaning set forth in Section 3.5. "Equipment" has the meaning set forth in
Section 1.1(ii) and 1.1(iv). "ERISA" means the Employee Retirement Income Security Act of 1974, as amended. "Excluded Assets" has the meaning set forth in
Section 1.2. "Facilities" has the meaning set forth in the Recitals. "Facilities Employees" has the meaning set forth in Section 7.1. "Facilities Software" has the meaning set forth in Section 1.1(xiii). "Final Closing Inventory Statement" has the meaning set forth in Section
         5.12(a)(ii).
"Governmental Authority" as used in the Agreement shall mean any federal, state, local or administrative authority. "Indemnified Party" has the meaning set forth in Section 11.3. "Indemnifying Party" has the meaning set forth in Section 11.3. "Inventory" has the meaning set forth in Section 1.1(iii).
"Knowledge of Buyer" means the actual present knowledge of those officers and employees of Buyer, after due inquiry, listed in Schedule 14.1.a. "Knowledge of Seller" means the actual present knowledge of those officers and employees of Seller, after due inquiry, listed in Schedule 14.1.b.
"Legal Action" has the meaning set forth in Section 11.3. "Material Contracts" has the meaning set forth in Section 3.11.
"Material Adverse Effect" as used in this Agreement shall mean a material adverse effect on the financial condition of the Seller, taken as a whole, except for any such effects resulting from (i) this Agreement, the transactions contemplated hereby or the announcement thereof, (ii) changes in general economic or political conditions in general, (iii) changes, after the date of this Agreement, in conditions generally applicable to businesses in the same industry as the Seller including changes in laws generally applicable to the Business or such industry, or (iv) loss of any business or customers after the Closing Date. "Minimum" has the meaning set forth in Section 11.1(i).
"Pension Plans" has the meaning set forth in Section 3.13.
"Permitted Exceptions" has the meaning set forth in Section 5.10.
"Purchase Price" has the meaning set forth in Section 1.4.
"Purchased Assets" has the meaning set forth in Section 1.1.
"Real Property Leases" has the meaning set forth in Section 1.1(i).
"Related Agreements" has the meaning set forth in Section 2.1.
"Sales Employees" has the meaning set forth in Section 7.1.
"Schedule," together with the numeric designation thereof (e.g., "Schedule
         3.3"), means the specifically enumerated Schedule. Except to the extent otherwise expressly provided herein, each Schedule has been separately delivered and agreed to as of the date of this Agreement.
"Seller Documents" has the meaning set forth in Section 3.2.

"Seller Indemnified Parties" has the meaning set forth in Section 11.2. "SEC" means the Securities and Exchange Commission.
"Survival Date" has the meaning set forth in Section 11.5.
"Transferred Employees" has the meaning set forth in Section 7.1.
"WARN Act" means the Worker Adjustment and Retraining Notification Act, as amended.



     IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed and their corporate seals to be hereto affixed and attested by their duly authorized officers.


SELLER:                                      BUYER:


C&D TECHNOLOGIES, INC.                       CROWN BATTERY MANUFACTURING CO.



By: /s/Jeffrey A. Graves                         By: /s/Hal Hawk
------------------------                         ------------------

Name: Jeffrey A. Graves                          Name:  Hal Hawk

Title: President and CEO                         Title: President